UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

US Foods Holding Corp.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

912008109

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR 2006 Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 73,900,000*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 73,900,000*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 73,900,000*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 33.5%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 55,543,240 shares of Common Stock, representing 25.2% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person OPERF Co-Investment LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 666,666*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 666,666*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 666,666*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 501,066 shares of Common Stock, representing 0.2% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Associates 2006 L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 74,566,666*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 74,566,666*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,566,666*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 33.8%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 56,044,306 shares of Common Stock, representing 25.4% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR 2006 GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 74,566,666*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 74,566,666*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,566,666*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 33.8%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 56,044,306 shares of Common Stock, representing 25.4% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR PEI Food Investments L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,925,925*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,925,925*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,925,925*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.7%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 4,453,925 shares of Common Stock, representing 2.0% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR PEI Food Investments GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,925,925*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,925,925*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,925,925*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.7%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 4,453,925 shares of Common Stock, representing 2.0% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR PEI Investments, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Guernsey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,925,925*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,925,925*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,925,925*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.7%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 4,453,925 shares of Common Stock, representing 2.0% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR PEI Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Guernsey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,925,925*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,925,925*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,925,925*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.7%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 4,453,925 shares of Common Stock, representing 2.0% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR PEI GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 5,925,925*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 5,925,925*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,925,925*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.7%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 4,453,925 shares of Common Stock, representing 2.0% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person ASF Walter Co-Invest L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,481,481*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,481,481*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,481,481*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 1,113,481 shares of Common Stock, representing 0.5% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person ASF Walter Co-Invest GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,481,481*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,481,481*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,481,481*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.7%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 1,113,481 shares of Common Stock, representing 0.5% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Partners III, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,359,259*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,359,259*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,359,259*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 1,021,619 shares of Common Stock, representing 0.5% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR III GP LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,359,259*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,359,259*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,359,259*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.6%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 1,021,619 shares of Common Stock, representing 0.5% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Fund Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Fund Holdings GP Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Group Holdings L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Group Limited
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR & Co. L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) PN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person KKR Management LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 81,974,072*
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 81,974,072*
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 81,974,072*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.1%*
12.	Type of Reporting Person (See Instructions) OO

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 61,611,712 shares of Common Stock, representing 27.9% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person Henry R. Kravis
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 83,333,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 83,333,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 83,333,331*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.7%*
12.	Type of Reporting Person (See Instructions) IN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 62,633,331 shares of Common Stock, representing 28.4% of the total number of shares of Common Stock outstanding.

13G

CUSIP No. 912008109

1.	Name of Reporting Person George R. Roberts
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 83,333,331*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 83,333,331*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 83,333,331*
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 37.7%*
12.	Type of Reporting Person (See Instructions) IN

*	Represents shares of Common Stock held at December 31, 2016. As of the date of filing, the Reporting Person beneficially owned 62,633,331 shares of Common Stock, representing 28.4% of the total number of shares of Common Stock outstanding.

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of US Foods Holding Corp. (the “Issuer”).

Item 1.

	(a)	Name of Issuer: US Foods Holding Corp.
	(b)	Address of Issuer’s Principal Executive Offices: 9399 W. Higgins Road, Suite 500, Rosemont, IL 60018

Item 2.

(a)

Name of Person Filing:

KKR 2006 Fund L.P. (“KKR 2006 Fund”)

OPERF Co-Investment LLC ( “OPERF”)

KKR Associates 2006 L.P. (“KKR Associates 2006”)

KKR 2006 GP LLC (“KKR 2006 GP”)

KKR PEI Food Investments L.P. (“KKR PEI Food Investments”)

KKR PEI Food Investments GP LLC (“KKR PEI Food Investments GP”)

KKR PEI Investments, L.P. (“KKR PEI Investments”)

KKR PEI Associates, L.P. (“KKR PEI Associates”)

KKR PEI GP Limited (“KKR PEI GP”)

ASF Walter Co-Invest L.P. (“ASF Walter Co-Invest”)

ASF Walter Co-Invest GP Limited (“ASF Walter Co-Invest GP”)

KKR Partners III, L.P. (“KKR Partners III”)

KKR III GP LLC (“KKR III GP”)

KKR Fund Holdings L.P. (“KKR Fund Holdings”)

KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”)

KKR Group Holdings L.P. (“KKR Group Holdings”)

KKR Group Limited (“KKR Group”)

KKR & Co. L.P. (“KKR & Co.”)

KKR Management LLC (“KKR Management”)

Henry R. Kravis

George R. Roberts

(b)

Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

	(c)	Citizenship: See Item 4 of each cover page.
	(d)	Title of Class of Securities: Common Stock, par value $0.01 per share.
	(e)	CUSIP Number: 912008109

Item 3.

Not applicable.

Item 4.	Ownership.

(a)

Amount beneficially owned:

The ownership percentages set forth below are based on 220,812,455 shares of Common Stock outstanding as of December 31, 2016, as reported in the prospectus supplement filed by the Issuer with the Securities and Exchange Commission on January 26, 2017.

As of December 31, 2016, KKR 2006 Fund may have been deemed to be the beneficial owner of 73,900,000 shares of Common Stock of the Issuer, which represented 33.5% of the total number of shares of Common Stock outstanding. As of December 31, 2016, OPERF may have been deemed to be the beneficial owner of 666,666 shares of Common Stock of the Issuer, which represented 0.3% of the total number of shares of Common Stock outstanding. As of the date of filing, KKR 2006 Fund and OPERF may be deemed to be the beneficial owner of 55,543,240 and 501,066 shares of Common Stock of the Issuer, respectively, which represents 25.2% and 0.2% of the total number of shares of Common Stock outstanding, respectively. Each of KKR Associates 2006 (as the general partner of KKR 2006 Fund and the manager of OPERF) and KKR 2006 GP (as the general partner of KKR Associates 2006) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR 2006 Fund and OPERF, but each disclaims beneficial ownership of such shares.

As of December 31, 2016, KKR PEI Food Investments may have been deemed to be the beneficial owner of 5,925,925 shares of Common Stock of the Issuer, which represented 2.7% of the total number of shares of Common Stock outstanding. As of the date of filing, KKR PEI Food Investments may be deemed to be the beneficial owner of 4,453,925 shares of Common Stock of the Issuer, which represents 2.0% of the total number of shares of Common Stock outstanding. Each of KKR PEI Food Investments GP (as the general partner of KKR PEI Food Investments), KKR PEI Investments (as the sole member of KKR PEI Food Investments GP), KKR PEI Associates (as the general partner KKR PEI Investments) and KKR PEI GP (as the general partner of KKR PEI Associates) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR PEI Food Investments, but each disclaims beneficial ownership of such shares.

As of December 31, 2016, ASF Walter Co-Invest may have been deemed to be the beneficial owner of 1,481,481 shares of Common Stock of the Issuer, which represented 0.7% of the total number of shares of Common Stock outstanding. As of the date of filing, ASF Walter Co-Invest may be deemed to be the beneficial owner of 1,113,481 shares of Common Stock of the Issuer, which represents 0.5% of the total number of shares of Common Stock outstanding. ASF Walter Co-Invest GP (as the general partner of ASF Walter Co-Invest) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by ASF Walter Co-Invest, but disclaims beneficial ownership of such shares.

As of December 31, 2016, KKR Partners III may have been deemed to be the beneficial owner of 1,359,259 shares of Common Stock of the Issuer, which represented 0.6% of the total number of shares of Common Stock outstanding. As of the date of filing, KKR Partners III may be deemed to be the beneficial owner of 1,021,619 shares of Common Stock of the Issuer, which represents 0.5% of the total number of shares of Common Stock outstanding. KKR III GP (as the general partner of KKR Partners III) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR Partners III, but disclaims beneficial ownership of such shares.

Each of KKR Fund Holdings (as the designated member of KKR 2006 GP and the sole shareholder of KKR PEI GP and ASF Walter Co-Invest GP), KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as a general partner of KKR Fund Holdings and the sole shareholder of KKR Fund Holdings GP), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group) and KKR Management (as the general partner of KKR & Co.) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR PEI Food Investments, ASF Walter Co-Invest, KKR 2006 Fund and OPERF, for an aggregate of 81,974,072 shares, or 37.1%, as of December 31, 2016 or 61,611,712 shares, or 27.9%, as of the date of filing, but each disclaims beneficial ownership of such shares.

Each of Henry R. Kravis and George R. Roberts (as the designated members of KKR Management and the managing members of KKR III GP) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by KKR PEI Food Investments, ASF Walter Co-Invest, KKR 2006 Fund, OPERF and KKR Partners III, for an aggregate of 83,333,331 shares, or 37.7%, as of December 31, 2016 or 62,633,331 shares, or 28.4%, as of the date of filing, but each disclaims beneficial ownership of such shares.

Certain of the Reporting Persons and entities affiliated with Clayton, Dubilier & Rice, LLC (“CD&R”) (collectively, the “Stockholders”) are parties to a Stockholder Agreement (the “Stockholder Agreement”), which contains, among other things, certain provisions relating to transfer of, and coordination of the voting of, securities of the Issuer by the parties thereto.

By virtue of the Stockholder Agreement and the obligations and rights thereunder, the Reporting Persons, the Stockholders and/or certain of their affiliates may be deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934. Based in part on information provided by the Issuer, such a “group” would be deemed to beneficially own an aggregate of 166,666,664 shares of Common Stock, which represents 75.5% of the Common Stock of the Issuer, as of December 31, 2016, or 125,266,663 shares of Common Stock, which represents 56.7% of the Common Stock of the Issuer, as of the date of filing. The Reporting Persons expressly disclaim beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Stockholder Agreement. Certain entities affiliated with CD&R are separately making Schedule 13G filings reporting their beneficial ownership of shares of Common Stock.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the persons named in Item 4 above and the partners, members, affiliates and shareholders of the Reporting Persons and of the other persons named in Item 4 above has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 4 above.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2017

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P., its general partner
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

OPERF CO-INVESTMENT LLC
By: KKR Associates 2006 L.P., its manager
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR ASSOCIATES 2006 L.P.
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR 2006 GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR PEI FOOD INVESTMENTS L.P.
By: KKR PEI Food Investments GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR PEI FOOD INVESTMENTS GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR PEI INVESTMENTS, L.P.
By: KKR PEI Associates, L.P., its general partner
By: KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI ASSOCIATES, L.P.
By: KKR PEI GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PEI GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST L.P.
By: ASF Walter Co-Invest GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

ASF WALTER CO-INVEST GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR PARTNERS III, L.P.
By: KKR III GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR III GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR FUND HOLDINGS L.P.
By: KKR Group Holdings L.P., a general partner By: KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.
By: KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.
By: KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, dated as of February 10, 2017, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

2	Power of Attorneys granted by Henry R. Kravis, George R. Roberts and William J. Janetschek